As filed with the Securities and Exchange Commission on May 1, 2000
                                                          File No.0-26093
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                           --------------------------

                               SITE2SHOP.COM, INC.
               (Exact name of issuer as specified in its charter)

      Nevada                                          88-0382813
(State or other jurisdiction               (I.R.S. Employer Identification No.)
 of incorporation or organization)


                              2001 West Sample Road
                             Pompano Beach, Florida          33064
                  (Address of principal executive offices) (Zip Code)



                               SITE2SHOP.COM, INC.
                             1998 STOCK OPTION PLAN
                            (Full title of the Plan)


                                   Jack Levine
                              Chairman of the Board
                               Site2shop.com, Inc.
                        2001 West Sample Road, Suite 101
                             Pompano Beach, FL 33064
                     (Name and address of agent for service)

                                    Copy to:

                            James M. Schneider, Esq.
                              Atlas Pearlman, P.A.
                     350 East Las Olas Boulevard, Suite 1700
                            Fort Lauderdale, FL 33301
                                 (954) 763-1200


                         CALCULATION OF REGISTRATION FEE

================================================================================

                                                              Proposed                  Proposed
                                                              maximum                   maximum
                                                              offering                  aggregate               Amount of
Title of securities                 Amount to be              price per                 offering               registration
to be registered                    registered(1)             share(1)                  price(1)                  fee (1)
=====================              =============             ==========               ===========              =============

Site2shop.com, Inc.
1998 Stock Option Plan

Options Granted

Common Stock
($.001 par value)                      4,375                 $ 35.625             $       155,859            $       43.32

Common Stock
($.001 par value)                    800,000                 $  2.375             $     1,900,000            $      528.20

Common Stock
($.001 par value)                  1,119,635                 $  0.89375           $     1,000,674            $      278.19

Common Stock
($.001 par value)                    215,000                 $  0.8125            $       174,688            $       48.56

Common Stock
($.001 par value)                    197,000                 $  1.00              $       197,000            $       54.77

Common Stock
($.001 par value)                      5,000                 $ 10.00              $        50,000            $       13.90

Options Reserved
For Grant

Common Stock
($.001 par value)                  2,658,990                 $1.65                $     4,387,334            $    1,219.68

                                   5,000,000                                                                 $    2,187.00



(1) The common shares are issuable upon exercise of options with fixed exercise prices. Pursuant to Rule 457(h), the aggregate offering price and fee have been calculated based on the price at which the options may be exercised, except for options reserved for grant. The exercise price for reserved options will be determined on the date of grant. Accordingly, the aggregate offering price and fee on the reserved options are based on the last sale price of the common stock on April 25, 2000, as quoted by the OTC Bulletin Board, pursuant to Rule 457(h)(l).

                                     PART 1

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.  PLAN INFORMATION

     Site2shop.com will provide the information specified in Item 1 by Rule 428 of the Securities Act of 1933 to each optionee. We are not filing these documents as part of this registration statement or as prospectuses or prospectus supplements, in accordance with the rules and regulations of the Securities and Exchange Commission.

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

     Site2shop.com will provide the information specified in Item 2 by Rule 428(b) of the Securities Act of 1933 to each optionee. We are not filing these documents as part of this registration statement or as prospectus of prospectus supplements, in accordance with the rules and regulations of the Securities and Exchange Commission.



                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

     We incorporate by reference the documents, which we filed previously with the Securities and Exchange Commission, listed below:


     Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999, filed March 27, 2000.

     We also incorporate by reference any future filings we make with the Securities and Exchange Commission when Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934.

ITEM 4.  DESCRIPTION OF SECURITIES

Common Stock
------------

     Common stockholders share dividends on a proportionate basis, as may be declared by the board of directors. Upon liquidation, dissolution, or winding up of Site2shop.com, Inc. after payment to creditors, Site2shop.com, Inc.'s assets will be divided proportionately on a per share basis among the holders of our common stock.

     Each share of our common stock has one vote. Holders of our common stock do not have cumulative voting rights. This means that the holders of a plurality of the shares voting for the election of directors can elect all of the directors. In that event, the holders of the remaining shares will not be able to elect any directors. Site2shop's By-Laws provide that a majority of the outstanding shares of our common stock are a quorum to transact business at a stockholders' meeting. Our common stock has no preemptive, subscription or conversion rights. Also, our common stock is not redeemable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

Experts
-------

     Feldman Sherb Horowitz & Co., P.C., independent certified public accountants, have audited our consolidated financial statements included in our Annual Report on Form 10-KSB for the year ended December 31, 1999 as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Feldman, Sherb, Horowitz & Co., P.C.'s report, given on their authority as experts in accounting and auditing.

Legal Matters
-------------

     Atlas Pearlman, P.A. will review the validity of the issuance of the shares of our common stock being offered. They are located at 350 East Las Olas Boulevard, Suite 1700, Fort Lauderdale, Florida 33301. Members of that firm own a total of 5,990 shares of our common stock.

ITEM 6   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 78.751 of the Nevada General Corporation Law, provides as follows:


     1. A corporation may indemnify any person who was or is threatened to be made party to any threatened, pending or completed action, suite or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he was or is a Director, officer, employee or agent of the corporation, or is or was serving at the request of another corporation as a director, officer, employee or agent of another corporation, partnership or joint venture, trust or other enterprise, against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment; order, settlement, conviction, or upon a plea of nolo contendre or its equivalent, does not, of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

     2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorney's fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     3. To the extent that a Director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense.

     4. Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the Director, officer, employee or agent is proper under the circumstances. The determination must be made.

         (a) By the stockholders;

         (b) By the Board of Directors by a majority vote of a quorum consisting of Directors who were not parties to the act, suit or proceeding;

         (c) If a quorum consisting of Directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.
(f)
    5. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and Directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of final disposition of the action, suite or proceeding, upon receipt of an undertaking by or on behalf of the Director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than Directors or officers may be entitled under any contract or otherwise by law.

    6. The indemnification and advancement of expenses authorized in or by a court pursuant to this section:

         (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested Directors or otherwise, for either an action in his official capacity or an action in another capacity while operating in the capacity of an officer, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any Director or officer if a final adjudication established that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

         (b) Continues for a person who has ceased to be a Director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

         (c) The Executed Organizational Meeting of Directors and Shareholders of Site2shop.com, Inc. of February 24, 1999 provides as follows:

         "It is resolved that the Corporation shall hereby indemnify and hold harmless all officers and directors of the Corporation from any and all manner of action, suit or legal proceeding (whether judicial, quasi-judicial or administrative in nature) and whether such action, suit or legal proceeding occurs on the trial level, appellate level or in any court or tribunal whatsoever."

    Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of Site2shop.com pursuant to the foregoing provisions, or otherwise, Site2shop.com has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Site2shop.com of expenses incurred or paid by a director, officer or controlling person of Site2shop.com in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Site2shop.com will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not Applicable

ITEM 8.  Exhibits

          4. Instruments defining the rights of security holders, including indentures.

               4.1   Site2shop.com, Inc. 1998 Stock Option Plan, as amended*

          5. Opinion of Atlas Pearlman, P.A. as to the validity of Securities being registered*

         23.  Consent of Experts and Counsel.

              23.1.    Consent of Independent Certified Public Accountants*
              23.2.    Consent of Atlas Pearlman, P.A. (Included as part of
                        Exhibit 5).

* Filed herewith

ITEM 9.  UNDERTAKINGS

         The undersigned registrant hereby undertakes:


         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:


              (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume or securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price st forth in the "Calculation of Registration Fee" table in the effective registration statement.

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

              (iv) Provided, however, that paragraphs (1)(i) and (1) (ii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective  amendment
    any  of  the  securities   being  registered  which  remain  unsold  at  the
    termination of the offering.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of Site2shop.com pursuant to the foregoing provisions, or otherwise, Site2shop.com has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Site2shop.com of expenses incurred or paid by a director, officer or controlling person of Site2shop.com in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Site2shop.com will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                            SIGNATURES

    The Registrant pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of Pompano, State of Florida, on the 27the day of April, 2000.

                              SITE2SHOP.COM, INC.


                               By:/s/Mark Alfieri
                                  ----------------
                          Mark Alfieri, President and
                            Chief Executive Officer


    Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                          Title                             Date
------------               ---------------------               -----------------

                           President and
                           Chief Executive Officer,
/s/Mark Alfieri            Director and Principal
Mark Alfieri               Executive Officer                     April 27, 2000



/s/ Jack Levine            Chairman of the Board
Jack Levine                and Secretary                          April 27, 2000



/s/Eric Warm               Chief Operating Officer                April 27, 2000
Eric Warm


                           Chief Financial Officer and
/s/Mark Weicher            Principal Financial and
Mark Weicher               Accounting Officer                     April 27, 2000